EXHIBIT 99.1

Net Asset Value

We calculate net asset value (“Net Asset Value”) in accordance with our valuation policies and procedures. The table that follows provides a breakdown of the major components of our Net Asset Value as of June 30, 2026 ($ in thousands):

Components of Net Asset Value
Investments at fair value (cost of $1,816,410)	$1,852,160
Cash and cash equivalents	58
Other liabilities	(523,825)
Net Asset Value	$1,328,393